Exhibit 4(a)

CHURCHILL DOWNS INCORPORATED

$100,000,000

Floating Rate Senior Secured Notes due March 31, 2010

NOTE PURCHASE AGREEMENT

Dated April 3, 2003

TABLE OF CONTENTS

(Not a part of the Agreement)

i

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 4.11	—	Liens to be Discharged

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Certain Litigation

SCHEDULE 5.11	—	Patents, etc.

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 10.7	—	Existing Investments

EXHIBIT 1	—	Form of Floating Rate Senior Secured Note due March 31, 2010

EXHIBIT 2	—	Form of Guarantee Agreement

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 4.9	—	Form of Collateral Sharing Agreement

EXHIBIT 9.8	—	Intercompany Subordination Agreement

EXHIBIT 9.9	—	Negative Pledge Agreement

v

CHURCHILL DOWNS INCORPORATED

700 Central Avenue

Louisville, Kentucky  40208

FLOATING RATE SENIOR SECURED NOTES DUE MARCH 31, 2010

Dated as of
April 3, 2003

TO EACH OF THE PURCHASERS LISTED IN
  THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

Churchill Downs Incorporated, a Kentucky corporation (the “Company”), agrees with you as follows:

SECTION 1.           AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its Floating Rate Senior Secured Notes due March 31, 2010 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)).  The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.  The Notes shall bear interest from the date of issue at a floating rate equal to the Adjusted LIBOR Rate from time to time, payable quarterly on the last day of each March, June, September and December in each year (commencing June 30, 2003) and at maturity (each such date being referred to as an “Interest Payment Date”) and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and LIBOR Breakage Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate, whether by acceleration or otherwise, until paid.

Interest on the Notes shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of the Notes, together with such information as the holders of the Notes may reasonably request for verification (including in all events, a facsimile transmission of the relevant screen and calculations), on the second Business Day preceding each Interest Period.  In the event that the holders of more than 50% in aggregate principal amount of the outstanding

Notes do not concur with such determination by the Company, as evidenced by notice to the Company by such holders within ten (10) Business Days after receipt by such holders of the notice delivered by the Company pursuant to the previous sentence, the determination of Adjusted LIBOR Rate shall be made by the holders of the Notes, in accordance with the provisions of this Agreement and shall be conclusive and binding absent manifest error.

SECTION 2.           SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.  Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the “Other Agreements”) identical with this Agreement with each of the other purchasers named in Schedule A (the “Other Purchasers”), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A.  Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.

The performance and payment of all obligations of the Company hereunder and under the Notes and the other Financing Agreements shall be guaranteed by the Guarantors pursuant to the Guarantee Agreement, substantially in the form of Exhibit 2 hereto.  The Company and the Guarantors are referred to, individually, as an “Obligor” and, collectively, as the “Obligors.”  The obligations of the Obligors under and pursuant to the Financing Agreements shall be secured by the Collateral Documents.

SECTION 3.           CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603 at 11:00 a.m. Chicago time, at a closing (the “Closing”) on April 3, 2003 or on such other Business Day thereafter on or prior to April 10, 2003 as may be agreed upon by the Company and you and the Other Purchasers.  At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $250,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 644357279 — Churchill Downs Private Placement — at Bank One, NA, 416 West Jefferson Street, Louisville, Kentucky  40202, ABA/Routing #083 000 137.  If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4.           CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.              Representations and Warranties.  The representations and warranties of the Obligors in the Financing Agreements shall be correct when made and at the time of the Closing.

Section 4.2.              Performance; No Default.  Each Obligor shall have performed and complied with all agreements and conditions contained in the Financing Agreements required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  No Obligor shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Section applied since such date.

Section 4.3.              Compliance Certificates.

(a)           Officer’s Certificate.  Each Obligor shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.15 have been fulfilled.

(b)           Secretary’s Certificate.  Each Obligor shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements.

Section 4.4.              Opinions of Counsel.  You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Wyatt Tarrant & Combs, LLP, counsel for the Obligors, substantially in the form and covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

Section 4.5.              Purchase Permitted by Applicable Law, etc.  On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

Section 4.6.              Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes to be purchased by them at the Closing as specified in Schedule A.

Section 4.7.              Guarantee Agreement.  Each Purchaser shall have received a counterpart of the Guarantee Agreement, duly executed and delivered by each of the Guarantors, and the Guarantee Agreement shall be in full force and effect.

Section 4.8.              Collateral and Other Documents.  The Collateral Agent, on behalf of the Banks and the holders from time to time of the Notes pursuant to the Collateral Sharing Agreement, shall have received the Collateral Documents, which shall, in each case, be in form and substance satisfactory to the Purchasers.  Each Collateral Document shall be in full force and effect on the date of Closing.

Section 4.9.              Collateral Sharing Agreement.  The Banks, each of the Purchasers and the Collateral Agent shall have executed and delivered (and the Company shall have executed and delivered a consent and agreement to) the Collateral Sharing Agreement, substantially in the form of Exhibit 4.9, and the Collateral Sharing Agreement shall be in full force and effect.

Section 4.10.            Perfection of Liens.  All actions necessary to perfect the Liens of the Collateral Agent in the Collateral to be granted on or prior to the date of Closing (including, without limitation, the filing of all appropriate financing statements, the registration of all Collateral Documents where necessary, the recording of all appropriate documents with public officials and the payment of all fees and taxes in relation thereto) shall have been taken in accordance with the provisions of the Collateral Documents.

Section 4.11.            Discharge of Existing Liens.  All actions necessary to discharge the Liens set out in Schedule 4.11 on the Collateral shall have been taken in accordance with the provisions of the Collateral Documents.

Section 4.12.            Bank Credit Agreement.  Each of the Purchasers shall have received a copy of the Bank Credit Agreement and each of the other agreements and instruments executed in connection therewith certified as true and correct by the Senior Financial Officer on behalf of the Company.

Section 4.13.            Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special United States counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.14.            Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

Section 4.15.            Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.16.            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 5.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

Section 5.1.              Organization; Power and Authority.  Each Obligor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and is duly qualified as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Obligor has the corporate (or other) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements to which it is a party and to perform the provisions hereof and thereof.

Section 5.2.              Authorization, etc.  The Financing Agreements have been duly authorized by all necessary corporate or other action on the part of the Obligors, and the Financing Agreements constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against each Obligor party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.              Disclosure.  The Company, through its agent, Banc One Capital Markets, Inc., delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated February 2003 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Memorandum and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Since December 31, 2002, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum.

Section 5.4.              Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s (i) Subsidiaries (including which Subsidiaries are Obligors), showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) Affiliates, other than Subsidiaries, and (iii) directors and senior officers.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien not permitted by the Financing Agreements (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate or other entity law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.              Financial Statements.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6.              Compliance with Laws, Other Instruments, etc.  The execution, delivery and performance by the Obligors of the Financing Agreements will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (except pursuant to the Financing Agreements) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.              Governmental Authorizations, etc.  Except for the recording or filing of the applicable Collateral Documents with the applicable Governmental Authority and except for any consents, approvals or authorizations that have been or, prior to the date of Closing will have been, obtained, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of the Financing Agreements.  Notwithstanding anything to the contrary in this Agreement or the other Financing Agreements to the contrary, the parties to this Agreement and the other Financing Agreements acknowledge that (i) the transfer, assignment, change of ownership or interest, foreclosure or realization on any of the Collateral or the stock of Churchill Downs Management Company and (ii) any transfer, assignment, or change of ownership or interest in any pari-mutuel permits or licenses, must comply with applicable law, which may require prior approval by the Florida Division of Pari-Mutuel Wagering or comparable Governmental Authority in the applicable State.

Section 5.8.              Litigation; Observance of Agreements, Statutes and Orders.  (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.              Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all open fiscal periods are adequate.  The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1998.

Section 5.10.            Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties, that, individually or in the aggregate, are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.            Licenses, Permits, etc.  Except as disclosed in Schedule 5.11,

(a)           the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b)           to the best knowledge of the Company, no product of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c)           to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.            Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

Section 5.13.            Private Offering by the Obligors.  Neither an Obligor nor anyone acting on its behalf has offered the Notes, the Guarantee Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than thirty-five (35) other Institutional Investors, each of which has been offered the Notes and the Guarantee Agreement at a private sale for investment.  Neither an Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Guarantee Agreement to the registration requirements of Section 5 of the Securities Act.

Section 5.14.            Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes to reduce existing bank Indebtedness and for general corporate purposes including acquisitions and capital expenditures.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve an Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 1.00% of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that margin stock will constitute more than 1.00% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.            Existing Indebtedness; Future Liens.  (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 31, 2002, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries with the exception of the payment in full and replacement of the Existing PNC Facility with the facilities described in the Bank Credit Agreement.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Financing Agreements.

Section 5.16.            Foreign Assets Control Regulations, etc.  Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries (a) is or will become a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such person.  The Company and its Subsidiaries are in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.17.            Status under Certain Statutes.  Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.            Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to you in writing:

(a)           neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)           neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c)           all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19.            Collateral Documents.  The Collateral Documents will create a valid first priority Lien in and to the Collateral in favor of the Collateral Agent, subject to no Liens except to the extent permitted by this Agreement and the Collateral Documents.

Section 5.20.            Solvency.

(a)           Assets Greater Than Liabilities.  The fair value of the business and assets of the Obligors, taken as a whole on a consolidated basis, exceeds, as of, and immediately after giving effect to the transactions consummated on the date of the Closing, the liabilities of the Obligors, taken as a whole on a consolidated basis, as of such time.

(b)           Meeting Liabilities.  Immediately after giving effect to the transactions contemplated by the Financing Agreements, neither the Company nor any Guarantor:

(i)            will be engaged in any business or transaction, or about to engage in any business or transaction, for which its assets would constitute unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Bankruptcy Code, in each case, of the United States of America); or

(ii)           will be unable to pay its debts as such debts mature.

(c)           Intent.  Neither the Company nor any Guarantor is entering into any Financing Agreement with any intent to hinder, delay, or defraud either current creditors or future creditors of the Company or any Guarantor.

Section 5.21.            Ranking of Notes.  The Company’s obligations under the Financing Agreements will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all of its other outstanding senior secured Indebtedness.  Each Guarantor’s obligations under the Guarantee Agreement will, upon issuance thereof, rank at least pari passu, without preference or priority, with all of such Guarantor’s other outstanding senior secured Indebtedness.

SECTION 6.           REPRESENTATIONS OF THE PURCHASER.

Section 6.1.              Purchase for Investment.  You represent that you are an “accredited investor” within the meaning of Rule 501 under the Securities Act and you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.              Source of Funds.  You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or is related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including an annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as you have disclosed to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”) managed by an “in-house asset manager” or INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.           INFORMATION AS TO COMPANY.

Section 7.1.              Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly fiscal period, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)           Annual Statements — within 105 days after the end of each fiscal year of the Company, duplicate copies of:

(i)            a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such fiscal year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of Price Waterhouse Coopers LLP or other independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)           SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)           Notice of Default or Event of Default or other Designated Event — promptly, and in any event within ten days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to (i) a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f) or (ii) any claimed default under the Bank Credit Agreement or (iii) any termination or reduction of the aggregate commitment of the Lenders (as defined in the Bank Credit Agreement) under the Bank Credit Agreement, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters — promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)            Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)           Partial Release Certificate — concurrently with the delivery thereof to the Collateral Agent under the Collateral Sharing Agreement, a copy of each Partial Release Certificate delivered pursuant to the Collateral Sharing Agreement; and

(h)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder (including, without limitation thereof, any information or data required to be delivered pursuant to the Bank Credit Agreement) and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2.              Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.4 through Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.              Inspection.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s senior officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, however, that no such visits shall occur during the two week period preceding, or on the day of, the running of the (i) Kentucky Derby or (ii) Breeder’s Cup, if the Breeder’s Cup is to be held at Churchill Downs; and

(b)           Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective senior officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.           PREPAYMENT OF THE NOTES.

Section 8.1.              Required Prepayments.  Except as otherwise provided in this Section 8 and in Section 12.1 and pursuant to the application or offer of application of amounts on the Notes pursuant to the Collateral Sharing Agreement, the Notes are not subject to mandatory prepayments of principal.  The entire outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon shall be due and payable on March 31, 2010.

Section 8.2.              Optional Prepayments.  The Company may, at its option, upon notice as provided below, prepay on any Interest Payment Date on or after, but not prior to, March 31, 2004, all, or any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the Interest Payment Date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each

Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.3.              Change in Control.

(a)           Notice of Change in Control or Control Event.  The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.3(b).  If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in Section 8.3(c) hereof and shall be accompanied by the certificate described in Section 8.3(f).

(b)           Conditions to Company Action.  The Company will not take any action that consummates or finalizes a Change in Control unless at least fifteen (15) days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.3(c), accompanied by the certificate described in Section 8.3(f).

(c)           Offer to Prepay Notes.  The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) which shall be the next Interest Payment Date which is at least 15 days after the date of the notice of prepayment.

(d)           Acceptance.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least five (5) Business Days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(e)           Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon.  The prepayment shall be made on the Proposed Prepayment Date.

(f)            Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by the Senior Financial Officer of the Company and dated the date of such offer, specifying:  (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

(g)           Certain Definitions.  “Change in Control” shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than a group including, and under the general supervision of, the Excluded Group:

(i)            become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock or membership or other equity interests of the Company, or

(ii)           acquire after the date of the Closing (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (y) all or substantially all of the properties and assets of the Company.

“Control Event” means:

(i)            the execution by the Company or an Affiliate of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii)           the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii)          the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the outstanding equity of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Excluded Group” means and includes Duchossois Industries, Inc. and its Affiliates and Brad M. Kelley and his Affiliates.

(h)           All calculations contemplated in this Section 8.3 involving the capital stock or other equity interest of any Person shall be made with the assumption that all convertible securities of such Person then outstanding and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock or other equity interest of such Person were exercised at such time.

Section 8.4.              Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

Section 8.5.              Maturity; Surrender, etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.              Purchase of Notes.  The Company will not and will not permit any Affiliate controlled directly or indirectly, by the Company to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

SECTION 9.           AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.              Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.              Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of Persons of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.              Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.              Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.              Corporate Existence, etc.  The Company will at all times preserve and keep in full force and effect its corporate or limited liability company existence.  Subject to Sections 10.2 and 10.8, the Company will at all times preserve and keep in full force and effect the corporate or limited liability company existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate or limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.              Form of Guaranties; Subsequent Guarantors.  (a) The Company covenants that it shall not cause or permit any Subsidiary to deliver any Guaranty or any Collateral, in each case, securing obligations of the Company or any other Subsidiary in respect of the Bank Credit Agreement unless any such Guaranty or additional Collateral is in favor of the Collateral Agent under the Collateral Sharing Agreement.

(b)           The Company covenants that if, at any time after the date of this Agreement, any Subsidiary shall enter into a Guaranty in respect of the Bank Credit Agreement or any other Indebtedness of the Company, or otherwise become directly or indirectly liable for, all or any part of the Indebtedness under, or in respect of, the Bank Credit Agreement, the Company will cause each such Subsidiary contemporaneously with entering into any such Guaranty or becoming directly or indirectly liable in respect of such Indebtedness (and in any event within 30 days thereafter), to execute and deliver to the holders of the Notes (a) a joinder agreement to the Guarantee Agreement, which joinder agreement is to be substantially in the form of Exhibit A to the Guarantee Agreement, and to remain obligated in respect thereof at all times thereafter; (b) an opinion of independent counsel for such Person with respect to the Guarantee Agreement and such joinder agreement which counsel and opinion shall be reasonably acceptable to the Required Holders and, in each case, not materially different or broader in scope than those delivered at Closing with respect to the initial Guarantors.

Section 9.7.              Further Assurances.  Each Obligor shall, from time to time, at its expense, (i) take such steps as may be necessary and/or appropriate to faithfully preserve and protect the Lien in favor of the Collateral Agent, for the benefit of holders pursuant to and subject to the terms of the Collateral Sharing Agreement, on and security interest in the Collateral more fully described in the Collateral Documents as a continuing first priority perfected Lien, subject only to Permitted Liens, (ii) shall do such other acts and things as the Required Holders in their sole discretion may deem reasonably necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Collateral Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, and (iii) as property is acquired and as required by the other provisions of this Agreement, enter into additional documents from time to time in the form of the Collateral Documents (except as to the applicable Obligor and the property subject thereto) and take such other steps to grant and perfect first priority Liens on those assets to the Collateral Agent, for the benefit of the holders pursuant to and subject to the Collateral Sharing Agreement.

Section 9.8.              Subordination of Intercompany Loans.  Each Obligor shall cause any intercompany Indebtedness, and loans or advances owed by any Obligor to any other Obligor to be subordinated pursuant to the terms of the Intercompany Subordination Agreement substantially in the form of Exhibit 9.8 hereto.

Section 9.9.              Recordation of Calder Mortgage.  The Company acknowledges and agrees that in the event the Calder Mortgage has not been previously recorded as contemplated under the Credit Agreement, the Required Holders hereunder shall have the right to direct the Collateral Agent to record the Calder Mortgage.  The Company shall cause the appropriate Obligors to take all such steps as the Collateral Agent or the Required Holders request and shall otherwise cooperate in connection with the recordation of the Calder Mortgage and (i) to obtain title insurance in favor of the Collateral Agent and the other parties subject to the Collateral Sharing Agreement in an amount not less than the appraised value of the property covered by the Calder Mortgage (which the Obligors shall be required to pay for) and (ii) if a Default or Event of Default then exists, or if a Default or Event of Default shall occur after such recordation of the Calder Mortgage, the Obligors shall pay (or reimburse the Required Holders for) all documentary stamp taxes, intangible asset taxes and other fees and expenses associated with such recordation.

SECTION 10.         NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.            Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.            Merger, Consolidation, etc.  The Company shall not, and shall not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that (i) any Subsidiary may consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Company or any other Obligor which is a Wholly-Owned Subsidiary and (ii) any Subsidiary which is not an Obligor may consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Company or any other Wholly-Owned Subsidiary, provided, that, in any such case described in clauses (i) or (ii) above, (1) in the case of any such transaction involving the Company, the Company shall be the surviving or continuing corporation and (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing) unless:

(a)           in the case of any such transaction involving an Obligor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Obligor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if an Obligor is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Financing Agreements of such Obligor and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b)           in all cases, immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of an Obligor shall have the effect of releasing such Obligor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under the Financing Agreements.  This Section 10.2 shall not prohibit any Disposition of assets of the Company or any Subsidiary permitted by Section 10.8.

Section 10.3.            Liens.  The Company will not, and will not permit any Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise), any of the properties of the Company or any such Subsidiary which constitutes Collateral, whether now owned or hereafter acquired, to be subject to any Lien except Permitted Liens.  The Company will not let the property subject to the Calder Mortgage be subject to any liens prohibited by the Negative Pledge Agreement prior to the recordation, if any, of the Calder Mortgage.

The Company will not, and will not permit any Subsidiary to, cause or permit to exist, or agree or consent to cause or permit to exist in the future (upon the happening of a contingency or otherwise), any of the properties of the Company or any such Subsidiary which does not constitute Collateral, whether now owned or hereafter acquired, to be subject to a Lien (unless it makes or causes to be made, effective provisions whereby the Notes and the Financing Agreements will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders) except:

(a)           Liens for taxes or other governmental charges (i) not at the time delinquent or (ii) if not payable at such time, payable thereafter without penalty or (iii) being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP;

(b)           Liens arising in the ordinary course of business (such as (A) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (B) Liens incurred in connection with workers’ compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA which Liens are subject to clause (a) above) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

(c)           Liens existing on the date of Closing and described in Schedule 5.15; and

(d)           Liens resulting from judgments arising in connection with court proceedings, unless such judgments are discharged or stayed pending appeal within 30 days, or are discharged within 30 days after the expiration of any such stay;

(e)           other Liens incidental to the conduct of the business of the Company or a Subsidiary or the ownership of its property, including leases, subleases, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens (including, without limitation, Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business), which Liens were not incurred in connection with the borrowing of money and do not, in any case or in the aggregate, materially detract from the value of such property;

(f)            Liens securing Indebtedness of a Subsidiary owing to the Company or to any other Subsidiary which is an Obligor;

(g)           Liens on property (or any improvement thereon) acquired or constructed by the Company or any Subsidiary after the date of the Closing to secure Indebtedness of the Company or such Subsidiary incurred in connection with such acquisition or construction, provided that

(i)            no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed, or proceeds thereof and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii)           the amount of Indebtedness secured by any such Lien shall not exceed the lesser of (A) the cost to the Company or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the fair market value (as determined in good faith by one or more senior officers of the Company) of such property (or improvement thereon), determined at the time of such acquisition or at the time of substantial completion of such construction, and

(iii)          such Lien shall be created concurrently with or within 180 days after such acquisition or the substantial completion of such construction.

(h)           Liens existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, provided that

(i)            no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary, and

(ii)           each such Lien shall extend solely to the property of the Person consolidated with or merged into the Company or a Subsidiary or that becomes a Subsidiary and, if required by the terms of the instrument originally creating such Lien other property which is an improvement to or is acquired for specific use in connection with such property (or improvement thereon).

(i)            any Lien renewing, extending or replacing Liens permitted by subsection (c) above, provided that (i) the principal amount of the Indebtedness secured is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal, or refunding, no Default or Event of Default would exist; and

(j)            any Lien (other than a Lien permitted under clause (a) through clause (i) above) securing any Indebtedness of the Company or any Subsidiary, which Debt is permitted hereunder including each of Sections 10.5(a), (b) and (c).

Section 10.4.            Minimum Consolidated Net Worth.  The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of

(a)           $180,000,000 plus

(b)           an aggregate amount equal to 50% of Consolidated Net Earnings (excluding 100% of any net losses) for each completed fiscal quarter of the Company beginning with the fiscal quarter ending March 31, 2003.

Section 10.5.            Certain Ratios.  (a) The Company will not, as of the last day of each fiscal quarter of the Company, permit the ratio of Consolidated Funded Debt to Consolidated Operating Cash Flow for the immediately preceding period of four (4) fiscal quarters (taken as a single accounting period) at such time to exceed 3.50 to 1.00.

(b)           The Company will not permit, as of the last day of each quarterly fiscal period, the ratio of Consolidated Earnings Available for Fixed Charges to Consolidated Fixed Charges for the immediately preceding period of four (4) fiscal quarters (taken as a single accounting period) to be less than 1.75 to 1.00.

(c)           The Company will not at any time permit Priority Debt to exceed 20% of Consolidated Net Worth.

Section 10.6.            Subsidiary Debt Limitation.  The Company will not at any time permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

(a)           Indebtedness of a Subsidiary outstanding on the date of Closing (including, without limitation, Indebtedness  in respect of the Financing Agreements and under the Bank Credit Agreement) and, except in the case of the Indebtedness in respect of the Financing Agreements, any extension, renewal or refunding thereof, provided that the principal amount thereof is not increased;

(b)           Indebtedness of a Subsidiary owed to the Company or a Wholly-Owned Subsidiary which is a Guarantor; and

(c)           Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing provisions, provided, that on the date the Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto, no Default or Event of Default exists, including under Section 10.5(c).

Section 10.7.            Restricted Investments.  The Company will not, and will not permit its Subsidiaries to, make any Investments other than the following:

(a)           Investments in property to be used in the ordinary course of business of the Company and/or its Subsidiaries;

(b)           Investments (i) in current assets arising from the sale of goods and services in the ordinary course of business of the Company and/or its Subsidiaries and (ii) consisting of advances to employees of the Company or any Subsidiary to meet normal and customary business, travel and similar expenses incurred by such employees in the ordinary course of business;

(c)           Investments existing as of the date hereof and described on Schedule 10.7;

(d)           Investments in or advances to one or more Subsidiaries or any Person that concurrently with such Investment becomes a Subsidiary;

(e)           Investments in certificates of deposit and banker’s acceptances with final maturities of one year or less issued by U.S. commercial banks having capital and surplus in excess of U.S. $100,000,000 (or its equivalent) and whose long-term unsecured debt is rated at least “A2” by Moody’s or at least “A” by S&P;

(f)            Investments in commercial paper with a minimum rating of “A1” or “P1” by either S&P or Moody’s respectively, and maturing not more than 270 days from the date acquired;

(g)           Investments in United States Governmental Securities with a maturity, in each case, of one year or less;

(h)           Investments in Repurchase Agreements;

(i)            Investments in tax exempt state or municipal general obligation bonds rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within 365 days from the date of acquisition thereof; and

(j)            other Investments not to exceed at any time, in the aggregate, 20% of the Consolidated Net Worth.

For the purposes of this Agreement, an Investment shall be valued at the lesser of (i) cost or (ii) the value at which such Investment is shown on the books of the Company or any Subsidiary in accordance with GAAP (as of the most recent fiscal quarter end).

Section 10.8.            Sale of Assets.  In addition to, and not in limitation of, any restrictions contained in any other Financing Agreements regarding the Disposition of any property or assets, the Company will not, and will not permit any Subsidiary to Dispose of any property or assets, except:

(a)           the Company or any Subsidiary may sell, in each case, in the ordinary course of business (i) inventory or (ii) equipment, fixtures, supplies, materials or other tangible assets no longer required in the operation of the business of the Company or any Subsidiary or that are obsolete;

(b)           (i) any Subsidiary may Dispose of its assets to the Company or a Wholly-Owned Subsidiary which is a Guarantor and/or (ii) any Disposition that is pursuant to Section 10.2 and satisfies the requirements thereof; and

(c)           the Company or any Subsidiary may Dispose of its assets so long as, immediately after giving effect to such proposed Disposition:

(i)            the consideration for such assets represents the fair market value of such assets (as determined in good faith by the Company’s senior officers) at the time of such Disposition;

(ii)           the net book value of all assets so Disposed of by the Company and its Subsidiaries under this clause (c) during the prior 12 months does not exceed 15% of Consolidated Total Assets determined at the time of such proposed Disposition; and

(iii)          no Default or Event of Default shall exist;

provided, however, if after any Disposition, the net book value of all assets Disposed of (other than Dispositions pursuant to (a) and (b) above) during the prior 12 months exceeds such 15% of Consolidated Total Assets, the Company shall, within 365 days of the date of such Disposition, apply the proceeds (net of reasonable expenses (the “Net Proceeds”)) from such Disposition (or such portion thereof as is necessary to cause compliance with the provisions of this Section 10.8(c)) to (x) acquire capital assets (a “Property Reinvestment Application”) or (y) reduce Indebtedness of the Company or its Subsidiaries, which Indebtedness is not subordinate to the Notes (and, if and to the extent that any such payment is in respect of a revolving credit facility, such payment shall permanently reduce the availability thereof to the extent of such payment, subject, in the case of the Bank Credit Agreement, to the application of such amounts in accordance with the Collateral Sharing Agreement).

For purposes of this Section 10.8(c):

(i)            “Disposition” means the sale, lease, transfer or other disposition of property, and “Dispose of” and “Disposed of” each has a corresponding meaning to Disposition; and

(ii)           Calculation of Net Book Value.  The net book value of any assets shall be determined as of the respective date of Disposition of those assets.

The holders acknowledge that the Collateral Agent under the Collateral Sharing Agreement is authorized to release the lien of the Collateral Documents and/or the obligations of a Guarantor under the Guarantee Agreement in respect of Dispositions permitted hereunder pursuant to and in accordance with the terms and provisions of the Collateral Sharing Agreement provided that no Default or Event of Default shall exist at the time of or immediately after giving effect to any such release of property or Guarantor and provided, further, that such release of property and/or Guarantor is simultaneously effectuated with respect to the Bank Credit Agreement.

Nothing contained in this Section 10.8 shall prevent the Company or any Subsidiary from conducting its revenue producing activities in the ordinary course of its respective businesses, including, but not limited to, the (i) leasing or licensing of parking facilities, banquet facilities, boxes, suites or other facilities to the patrons of the Company and its Subsidiaries (collectively, the “Patrons”), (ii) granting of personal suite licenses to Patrons, (iii) granting of licenses to Patrons to use space in the “marquee village” and other similar facilities, (iv) the sale, license or use for a fee of simulcast signals, trademarks, copyrights, and other similar assets, and (v) prepaying and/or forgiving any amounts owed under, or cancelling the bonds issued or the lease entered into in connection with, the Master Plan Bond Transaction.

Section 10.9.            Nature of Business.  The Company will not, and will not permit any of the Subsidiaries to, engage in any business, if as a result, when taken as a whole, the general nature of the businesses in which the Company and the Subsidiaries are engaged would be substantially changed from the general nature of the business in which the Company and the Subsidiaries are engaged in on the date of this Agreement (which shall include the activities described in the last sentence of Section 10.8) except that the Company and any Subsidiary may own or lease and operate video lottery terminals and other forms of alternative gaming, in each case, in connection with live or simulcast horse racing and pari mutuel wagering, and may own and/or operate or may be party to a joint venture with respect to a hotel located on the Company’s property in Louisville, Kentucky at 700 Central Avenue.

SECTION 11.         EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 10; or

(d)           an Obligor defaults in the performance of or compliance with any term contained herein or in any other Financing Agreement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)           any representation or warranty made in writing by or on behalf of an Obligor or by any officer of an Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount (including any LIBOR breakage amount) or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto (a “Monetary Default”), or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $15,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000, or (y) as a result of a Monetary Default, one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)           the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            a final judgement or judgements (for the payment of money aggregating at least $15,000,000 net of insurance coverage in respect of any such judgement or judgements provided that (i) the insurer has acknowledged in writing its obligation to satisfy any such judgment and (ii) such insurer is solvent and has a long term unsecured debt rating which is investment grade) are rendered against one or more of the Company and its Subsidiaries and which judgements are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal; or

(j)            if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $15,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)           the Guarantee Agreement or any Collateral Document shall cease to be in full force and effect for any reason whatsoever (except for releases pursuant to and in accordance with the Collateral Sharing Agreement), including, without limitation, a determination by any Governmental Authority or court that such Guarantee Agreement or Collateral Document is invalid, void or unenforceable in any material respect or any party thereto shall contest or deny the validity or enforceability of any of its obligations under such Guarantee Agreement or Collateral Document.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.         REMEDIES ON DEFAULT, ETC.

Section 12.1.            Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder of Notes at the time outstanding affected by such Event of Default may at any time, at its option, by notice or notices to the Company, declare all the Notes held by it to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the LIBOR Breakage Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a LIBOR Breakage Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.            Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder under or pursuant to any Financing Agreement or by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.            Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and LIBOR Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.            No Waivers or Election of Remedies, Expenses, etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.         REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.            Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.            Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $250,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $250,000.  Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note or participation as you and the Other Purchasers have made pursuant to Section 6, provided that such entity may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such entity of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

Notwithstanding anything contained in this Section 13.2 or in this Agreement to the contrary, the Company shall not be required to effect any transfer of any Note to any Competitor at any time during which no Event of Default exists.

Section 13.3.            Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $20,000,000 at the time of such loss, theft or destruction, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.         PAYMENTS ON NOTES.

Section 14.1.            Place of Payment.  Subject to Section 14.2, payments of principal, LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank One NA in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.            Home Office Payment.  So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

SECTION 15.         EXPENSES, ETC.

Section 15.1.            Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes or any other Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation:  (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or any other Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or any other Financing Agreement, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement, all related documents and financial information, all subsequent annual and interim filings of documents and financial information related hereto with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof.  The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

Section 15.2.            Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Financing Agreements, and the termination of any Financing Agreement.

SECTION 16.         SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to the Financing Agreements shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.         AMENDMENT AND WAIVER.

Section 17.1.            Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the LIBOR Breakage Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2.            Solicitation of Holders of Notes.

(a)           Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding whether or not such holder consented to such waiver or amendment.

Section 17.3.            Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights under any Financing Agreement shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.            Notes Held by Company, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.         NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)            if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.         REPRODUCTION OF DOCUMENTS.

The Financing Agreements and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.         CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee or any other holder that shall have previously delivered such a confirmation), such holder will confirm in writing that it is bound by the provisions of this Section 20.

SECTION 21.         SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.         MISCELLANEOUS.

Section 22.1.            Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.            Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 22.3.            Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.            Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 22.5.            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by fewer than all, but together signed by all, of the parties hereto.

Section 22.6.            Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

CHURCHILL DOWNS INCORPORATED

By	/s/ Michael E. Miller
Name: Michael E. Miller
Title: Chief Financial Officer

Accepted as of April , 2003:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

	By:	CIGNA Investments, Inc. (authorized agent)

		By	/s/ David M. Cass
Name: David M. Cass
Title: Managing Director

Accepted as of April , 2003:

GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

	By:	GE Asset Management Incorporated, its Investment Advisor

		By	/s/ John Endres
Name: John Endres
Title: Vice President – Private Investments

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Accepted as of April , 2003:

EMPLOYERS REINSURANCE CORPORATION

	By:	GE Asset Management Incorporated, its Investment Advisor

		By	/s/ John Endres
Name:
Title:Vice President – Private
Investments

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Accepted as of April , 2003:

METROPOLITAN LIFE INSURANCE COMPANY

	By	/s/ Timothy L. Powell
Name: Timothy L. Powell
Title: Director

E-4.4(a)-4

Accepted as of April , 2003:

PRINCIPAL LIFE INSURANCE COMPANY

	By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

		By	/s/ James C. Fifield
Name: James C. Fifield
Title: Counsel

		By	/s/ Elizabeth D. Swanson
Name: Elizabeth D. Swanson
Title: Counsel

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Accepted as of April , 2003:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

	By:	David L. Babson & Company Inc., as Investment Adviser

		By	/s/ Emeka O. Onukwugha
Name: Emeka O. Onukwugha
Title: Managing Director

E-4.4(a)-6

Accepted as of April , 2003:

C.M. LIFE INSURANCE COMPANY

	By:	David L. Babson & Company Inc. as Investment Sub-Adviser

		By	/s/ Emeka O. Onukwugha
Name: Emeka O. Onukwugha
Title: Managing Director

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Accepted as of April , 2003:

MASSMUTUAL ASIA LIMITED

	By:	David L. Babson & Company Inc. as Investment Adviser

		By	/s/ Emeka O. Onukwugha
Name: Emeka O. Onukwugha
Title: Managing Director

E-4.4(a)-8

Accepted as of April , 2003:

SUNAMERICA LIFE INSURANCE COMPANY

	By:	AIG Global Investment Corp., investment adviser

	By	/s/ Peter DeFazio
Name: Peter DeFazio
Title: Vice President

The other schedules and other attachments to this agreement, which disclose certain information responsive to provisions of the agreement or reflect the terms of the agreement, have been omitted because they are duplicative of information contained in the agreement and/or are not material. The registrant agrees to furnish supplementally a copy of any such omitted schedules or other attachments to the Commission upon request.

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Defined Terms

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement.

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptable Bank” means any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $100,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “A” or better by S&P, “A2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“Acceptable Broker-Dealer” means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall have been given a rating of “A” or better by S&P, “A2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“Adjusted LIBOR Rate” shall mean, for any Interest Period, LIBOR plus 155 basis points.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

E-4.4(a)-10

“Bank Credit Agreement” means the Credit Agreement among (i) the Company, (ii) the Obligors, (iii) the lenders party thereto (the “Lenders”), (iv) Bank One, Kentucky, NA, as (a) collateral and administrative agent for the Lenders (in such capacity, the “Agent”), (b) swing line lender, and (c) letter of credit issuer, and (v) PNC Bank, National Association, in its capacity as the Syndication Agent, as amended, modified or replaced to the extent permitted hereby and by the Collateral Sharing Agreement.

“Banks” means the initial Lenders and each other Person that from time to time becomes a lender under the Bank Credit Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed and, if the applicable Business Day relates to the determination of LIBOR, a day on which dealings are carried on in U.S. dollar deposits in the London interbank market.

“Calder Mortgage” shall mean the Mortgage executed by Calder Race Course, Inc., a Florida corporation, in favor of the Collateral Agent with respect to the real property owned by Calder Race Course, Inc.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” shall mean all property and assets of the Company or any Subsidiary which is encumbered by a Lien securing any of the obligations of any Obligor under any of the Financing Agreements.

“Collateral Agent” shall mean the Collateral Agent under the Collateral Sharing Agreement and any successor thereto.

“Collateral Documents” shall mean all of the instruments, documents and agreements pursuant to which any Person grants a Lien on or security interest in all or any portion of the Collateral, including, without limitation, those documents referred to in Section 6.25 of the Bank Credit Agreement, including, without limitation, all pledge and security agreements, mortgages, assignments, patents, trademarks and copyrights, the Negative Pledge Agreement, the Intercompany Subordination Agreement, the Collateral Sharing Agreement and all other documents and instruments executed as security for any obligations of any Obligor under any Financing Agreement and any other agreements, documents or instruments guaranteeing or securing any obligations of any Obligor under any Financing Agreement.

E-4.4(a)-11

“Collateral Sharing Agreement” means the Collateral Sharing Agreement dated as of April 3, 2003, as amended, restated or modified from time to time.

“Company” means Churchill Downs Incorporated, a Kentucky corporation.

“Competitor” means any Person (including any Affiliates of such Person) who engages in, conducts, or offers casino games, card games, table games, keno, bingo, pari-mutuel wagering or other similar gaming operations, as a material line of business provided, that a Competitor shall in no event include an Institutional Investor of the type described in clauses (a) or (c) of the definition of the term “Institutional Investor.”

“Confidential Information” is defined in Section 20.

“Consolidated Earnings Available for Fixed Charges” means, for any period for the Company and its Subsidiaries, the sum of (i) Consolidated Net Earnings plus (ii) to the extent deducted in determining Consolidated Net Earnings, (A) Consolidated Fixed Charges and (B) provisions for federal, state and local income taxes, in each case on a consolidated basis determined in accordance with GAAP and (C) the impairment charge deducted from net income of Ellis Park Race Course, Inc. with respect to the fourth fiscal quarter of 2002.

“Consolidated Fixed Charges” means, with respect to any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Lease Rentals for such period, determined on a consolidated basis for the Company and its Subsidiaries.

“Consolidated Funded Debt” means as of the date of any determination thereof, and without duplication, (i) all Indebtedness of the Company and its Subsidiaries, including the current maturities of long term Indebtedness but specifically excluding borrowed money under any revolving credit facility, and (ii) the aggregate principal amount of borrowed money outstanding under any and all revolving credit facilities of the Company and/or any Subsidiary measured at its lowest average daily outstanding principal amount during any thirty consecutive day period within the twelve-month period immediately preceding the date of determination.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Subsidiaries (including imputed interest in respect of Capital Leases), in respect of all Indebtedness, and all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Earnings for such period.

“Consolidated Net Earnings” for any period means the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges, determined on a consolidated basis in accordance with GAAP, but excluding in any event:

                   (a)        any extraordinary gains or losses; and

                   (b)        any equity interest of the Company in the unremitted earnings of any Person that is not a Subsidiary.

E-4.4(a)-12

“Consolidated Net Worth” means as of the date of any determination thereof, the amount of consolidated stockholders equity of the Company and its Subsidiaries, as determined in accordance with GAAP.

“Consolidated Operating Cash Flow” for any period means the sum of (a) Consolidated Net Earnings during such period plus (to the extent deducted in determining Consolidated Net Earnings) (b) Consolidated Interest Expense, (c) provisions for federal, state and local income taxes, (d) depreciation and amortization taken during such period and (e) the impairment charge deducted from net income of Ellis Park Race Course, Inc. with respect to the fourth fiscal quarter of 2002.  In the event that any Person (or the assets thereof) is acquired by the Company or any Subsidiary (whether by merger, consolidation asset or stock acquisition or otherwise) at any time during the period of calculation, such acquisition shall be deemed to have been made on the first day of such calculation period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2.00% per annum plus the Adjusted LIBOR Rate.

“Ellis Park Facility” shall mean the racetrack facility at Henderson, Kentucky known as “Ellis Park.”

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

E-4.4(a)-13

“Existing PNC Facility” means the facilities described in that certain $250,000,000 Revolving Credit Facility Credit Agreement dated as of April 23, 1999, by and among the Company, the Subsidiaries party thereto, PNC Bank, National Association, as Agent, and the Banks party thereto, as the same has been amended.

“Financing Agreements” means and includes this Agreement, the Other Agreements, the Notes, the Guarantee Agreement, the Collateral Documents and any other agreement, certificate and/or instrument executed and or delivered in connection therewith, each as amended, restated or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

                   (a)        the government of

                    (i)        the United States of America or any State or other political subdivision thereof, or

                   (ii)        any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

                   (b)        any Person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee Agreement” shall mean the Guarantee Agreement dated as of April 3, 2003 of the Guarantors named therein, as amended or modified or restated from time to time.

“Guarantor” or “Guarantors” means and includes each guarantor from time to time under the Guarantee Agreement.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

                   (a)        to purchase such Indebtedness or obligation or any property constituting security therefor;

                   (b)        to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

E-4.4(a)-14

                   (c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

                   (d)        otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.  For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be an obligation equal to the maximum aggregate amount of such obligation, liability or dividend.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

                   (a)        its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

                   (b)        its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                   (c)        all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                   (d)        all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                   (e)        all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial

E-4.4(a)-15

institutions (whether or not representing obligations for borrowed money) to the extent, in each case, such letters of credit or instruments have been drawn; and

                    (f)        any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“INHAM Exemption” is defined in Section 6.2.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercompany Subordination Agreement” shall mean the subordination agreement among the Obligors in a form attached hereto as Exhibit 9.8.

“Interest Payment Dates” shall have the meaning set forth in Section 1, provided that if an Interest Payment Date shall fall on a day which is not a Business Day, such Interest Payment Date shall be deemed to be the first Business Day following such Interest Payment Date.

“Interest Period” shall mean each period commencing on the Closing Date and, thereafter, commencing on an Interest Payment Date and continuing up to, but not including, the next Interest Payment Date.

“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person or property, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Lease Rentals” means, with respect to any period, the sum of all rentals and other obligations required to be paid during such period by the Company or any Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amount required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges determined in accordance with GAAP.

“LIBOR” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a 90-day period which appears on the Telerate Page 3750 published by the British Bankers Association or any successor page or source thereto, effective as of 11:00 a.m. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (or three (3) Business Days prior to the beginning of the first Interest Period).

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“LIBOR Breakage Amount” shall mean any loss, cost or expense reasonably incurred by any holder of a Note as a result of any payment or prepayment of any Note on a day other than a regularly scheduled Interest Payment Date for such Note or at the scheduled maturity (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  Each holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company setting forth such determination in reasonable detail not less than one (1) Business Day in the case of any payment required by Section 12.1.  Each such determination shall be conclusive absent manifest error.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Master Plan Bond Transaction” means the transaction through which the City of Louisville, Kentucky (n/k/a Louisville/Jefferson County Metro Government) Taxable Industrial Building Revenue Bond, Series 2002 (Churchill Downs Incorporated Project) was issued, as in effect on the date hereof and without transfer of the obligations thereunder.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Obligors taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Obligors taken as a whole, or (b) the ability of an Obligor to perform its obligations under any Financing Agreement to which it is a party, or (c) the validity or enforceability of any Financing Agreement.

“Memorandum” is defined in Section 5.3.

“Monetary Default” is defined in Section 11.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC Annual Statement” is defined in Section 6.2.

“Negative Pledge Agreement” means that certain Negative Pledge Agreement substantially in the form of Exhibit 9.9 hereto.

“Notes” is defined in Section 1.

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“Obligor” is defined in Section 2.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Agreements” is defined in Section 2.

“Other Purchasers” is defined in Section 2.

“Patrons” is defined in Section 10.8.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Liens” shall mean and include those Liens which are permitted to exist under both the Financing Agreements and the Bank Credit Agreement including, in any event, the Lien of the Collateral Documents provided, however, that without the prior consent of the Required Holders, “Permitted Liens” shall not include any Liens permitted to exist under a Collateral Document as a result of any waiver, amendment or modification by the Agent or the Lenders under the Bank Credit Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Priority Debt” means, at any time, the sum of (i) Indebtedness of the Company secured by Liens (other than the Liens of the Collateral Documents) not otherwise permitted by clauses (a) through (i), inclusive, of Section 10.3 plus (but without duplication) (ii) all Indebtedness of Subsidiaries not otherwise permitted by clauses (a) or (b) of Section 10.6.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” is defined in Section 10.8.

“Proposed Prepayment Date” is defined in Section 8.3.

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“PTE” is defined in Section 6.2.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Repurchase Agreement” means any written agreement

                   (a)        that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the Company or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

                   (b)        in respect of which the Company or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

                   (c)        in connection with which the Company or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the relevant Obligor with responsibility for the administration of the relevant portion of the related Financing Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the relevant Obligor.

“Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group)

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ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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